Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to 3,000,000 Shares of Common Stock
of
Integrity Mutual Funds, Inc.
at
$0.40 Net Per Share
by
Xponential, Inc.
     THE OFFER, ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE AND THE PRORATION PERIOD (AS DESCRIBED IN THIS OFFER TO PURCHASE) WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON MAY 23, 2006, UNLESS THE OFFER IS EXTENDED.
     This “Offer” is being made Xponential, Inc., a Delaware corporation (the “Purchaser”), to purchase up to 3,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock” or “Shares”), of Integrity Mutual Funds, Inc. (the “Subject Company”).
     This Offer is not conditioned upon any minimum number of Shares of Common Stock being tendered. This Offer also is not conditioned upon any required financing. This Offer is subject to certain customary conditions, including a condition that on or after April 25, 2006 and before the expiration of the Offer, there shall not have occurred any material adverse change to the Subject Company or impairment of a material contract right of the Subject Company. See Section 15 “Conditions of the Offer.”
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT; ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     Questions and requests for assistance may be directed to the Depositary at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Depositary. A shareholder also may contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
(212) 509-4000, Ext. 536
April 25, 2006

IMPORTANT
     Any shareholder desiring to tender all or a portion of such shareholder’s Shares must:
1.	for Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:
•	contact the broker, dealer, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.
2.	for Shares that are registered in such shareholder’s name and held in book-entry form:
•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in the Letter of Transmittal);

•	if using the Letter of Transmittal, have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to Continental Stock Transfer & Trust Company, which is acting as the Depositary, at its address set forth on the back cover of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the Depositary’s account.
3.	for Shares that are registered in such shareholder’s name and held as physical certificates:
•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase.
     The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer on May 23, 2006, unless the procedures for guaranteed delivery described in Section 3 “Procedure for Tendering Shares” of this Offer to Purchase are followed.
     Questions and requests for assistance may be directed to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Depositary or from brokers, dealers, commercial banks and trust companies.
     This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

i

SCHEDULE I Additional Information Concerning the Purchaser

ii

SUMMARY TERM SHEET

Securities Sought:	Up to 3,000,000 shares of Common Stock of Integrity Mutual Funds, Inc.

Price Offered Per Share:	$0.40 net to you in cash, without interest, for each share of Common Stock

Scheduled Expiration of Offer:	5:00 p.m., Eastern Standard Time, on May 23, 2006, unless extended

The Purchaser:	Xponential, Inc., a Delaware corporation
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
     The following are some of the questions you as a shareholder of the Subject Company may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.
Who is offering to buy my Shares?
     The Purchaser is Xponential, Inc., a Delaware corporation, who may be referred to as “we” or “us.” See the “Introduction” to this Offer to Purchase and Section 9 “Certain Information Concerning the Purchaser.”
What are the classes and amounts of securities being sought in the Offer?
     In this Offer, we are offering to purchase up to 3,000,000 shares of Common Stock of the Subject Company (representing approximately 22.13% of the outstanding Shares). We currently own 140,000 Shares, representing approximately 1.033% of the 13,558,543 Shares of Common Stock that we believe are outstanding as of the date of this Offer to Purchase. In addition, Dr. J. Robert Collins and Dwayne A. Moyers, two or our directors, beneficially own 1,000 and 47,500 shares of Common Stock, respectively, which represent approximately 0.007% and 0.350%, respectively, of the outstanding Shares of Common Stock.
     See the “Introduction” to this Offer to Purchase and Section 1 “Terms of the Offer; Proration.”
How much are you offering to pay and in what form of payment?
     In this Offer, we are offering to pay $0.40, net to you in cash without interest thereon, for each share of Common Stock. Our Offer represents a premium of 11.11% over the closing sales price of the Shares as reported by the OTC Bulletin Board (“OTCBB”) on April 19, 2006.
     See Section 1 “Terms of the Offer; Proration.”
Will I have to pay any fees or commissions?
     If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
Do you have the financial resources to make payment?
     Yes. If the total amount of Shares sought is purchased, our aggregate purchase price will be approximately $1,200,000. We have sufficient cash funds to purchase up to 3,000,000 Shares validly tendered, and not withdrawn, in the Offer. We will use our cash on hand for this purpose and we do not need the consent or approval of any investor or other third party to use our cash on hand to pay the purchase price in the Offer. The Offer is not conditioned upon any financing arrangements. See Section 10 “Source and Amount of Funds.”
Why are you making this Offer?
     We are making this Offer for investment purposes with a view towards making a profit. We do not have a present intent to acquire control over the business of the Subject Company. In connection with the purchase of up to 22.13% of the Shares pursuant to the Offer, we intend to elect two of the eight members of the board of directors of the Subject Company to help determine the direction of the Subject Company’s business and to increase shareholder value. In furtherance of these goals, we intend to encourage the adoption of a plan by the board of directors of the Subject Company to establish and head a Fund Development and Quality Control Group and a Marketing Strategies Group. We feel our expertise in these areas will enable the Subject Company to increase the quality and number of funds it manages and to more effectively market its services to the retail public. See Section 12 “Purpose of the Offer; Plans for the Subject Company; Other Matters.”
Is your financial condition relevant to my decision to tender in the Offer?
     No. We do not believe our financial condition is relevant to your decision as to whether to tender your Shares into the Offer based on the following: (a) the consideration offered consists solely of cash; (b) the Offer is not subject to any financing condition; and (c) the Offer is for up to 3,000,000 of the outstanding Shares, which represents approximately 22.13% of the total outstanding Shares. If we acquire 3,000,000 Shares in the Offer, our total ownership of outstanding Shares will be approximately 23.16%. See Section 10 “Source and Amount of Funds.”
How long do I have to decide whether to tender in the Offer?
     Unless we extend the expiration date of the Offer, you will have until 5:00 p.m., Eastern Standard Time, on May 23, 2006, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 “Terms of the Offer; Proration” and Section 3 “Procedure for Tendering Shares.”
Will all of the Shares I tender be accepted by the Purchaser?
     The Purchaser desires to purchase up to 3,000,000 shares of Common Stock of the Subject Company. If the number of Shares validly tendered and not properly withdrawn, on or prior to the Expiration Date is less than or equal to 3,000,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 3,000,000 Shares are tendered and not withdrawn, we will accept for payment and pay for 3,000,000 Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares, as appropriate. See Section 1 “Terms of the Offer; Proration” and Section 2 “Acceptance for Payment and Payment for Shares.”
If you prorate, when will I know how many Shares will actually be accepted for tender and payment?
     If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we anticipate announcing the final results of proration not later than six trading days after the Expiration Date (this assumes that one or more shareholders tender Shares pursuant to the guaranteed delivery procedures described under Section 3 “Procedures for Tendering Shares Guaranteed Delivery”) and paying for Shares accepted in the Offer promptly. If no shareholder tenders Shares pursuant to the guaranteed delivery procedures, we anticipate announcing the final results of proration not later than three trading days after the Expiration Date and paying for such Shares accepted in the Offer promptly. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from the Depositary. See Section 1 “Terms of the Offer; Proration.”
Can the Offer be extended and under what circumstances?
     The Offer may be extended beyond 5:00 p.m., Eastern Standard Time, on May 23, 2006 if, at that time, any of the conditions to our obligation to purchase Shares in the Offer has not been satisfied or waived or any rule, regulation or interpretation of the SEC applicable to the Offer requires that it be extended. No subsequent offering period will be available following the expiration of the Offer. See Section 1 “Terms of the Offer; Proration.”
How will I be notified if the Offer is extended?
     If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), and make a public announcement of the extension, not later than 9:00 a.m., Eastern Standard Time, on the next business day after the day on which the Offer was scheduled to expire. We intend to make such announcement by issuing a press release to the PR Newswire. See Section 1 “Terms of the Offer; Proration.”

Are there significant conditions to the Offer?
     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is also not conditioned upon any required financing. As such, we believe that there are no significant conditions to the Offer. There are, however, certain other customary conditions to the Offer. See Section 15 “Conditions of the Offer.”
How do I tender my Shares?
     To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain extra time to do so by having a broker, a bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three day period or your Shares will not be validly tendered. See Section 3 “Procedure for Tendering Shares.”
How do I withdraw previously tendered Shares?
     To withdraw Shares, you must deliver a written notice of withdrawal (or facsimile thereof) with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4 “Withdrawal Rights.”
Until what time may I withdraw Shares that I have tendered?
     If you tender your Shares, then you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by June 23, 2006, you may withdraw them at any time after such date until we accept them for payment. See Section 1 “Terms of the Offer; Proration” and Section 4 “Withdrawal Rights.”
When and how will I be paid for my tendered Shares?
     Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the expiration of the Offer. We will not accept for payment and pay for certain Shares in the event that (1) proration is required because the Offer is oversubscribed, (2) Shares are validly tendered but withdrawn by the tenderor or (3) any condition to the Offer is not satisfied or waived. In the case of (3), we will determine satisfaction or waiver of all conditions on or prior to the expiration of the Offer. See Section 1 “Terms of the Offer; Proration.”
     We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 2 “Acceptance for Payment and Payment for Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares. See Section 2 “Acceptance for Payment and Payment for Shares.”
What does the board of directors of the Subject Company think of the Offer?
     The Subject Company’s Board of Directors has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within ten business days after the date of this Offer to Purchase, the Subject Company is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion and is remaining neutral toward the Offer or that it is unable to take a position with respect to the Offer. See the “Introduction” to this Offer to Purchase and Section 11 “Background of the Offer; Past Contacts, Negotiations and Transactions.”
Have any Subject Company shareholders agreed to tender their Shares?
     No. The Offer is being made pursuant to a Schedule TO filed with the SEC, of which this Offer to Purchase is a part. We have no agreements with any shareholder to tender its Shares in the Offer. Thus no shareholders have yet agreed to tender their Shares.

If the Offer is consummated, will the Shares continue to trade on the OTCBB and will the Subject Company continue as a public company?
     We are seeking to purchase up to 3,000,000 Shares of Common Stock of the Subject Company, which represents approximately 22.13% of the 13,558,543 outstanding Shares of Common Stock. If the Offer is consummated, we would expect the number of Shares that might otherwise trade publicly to be reduced and the number of holders of Shares to be reduced. We cannot predict whether such reductions will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. We cannot predict whether the reduction in the number of Shares in the hands of the public would cause the Shares to no longer be eligible for trading on the OTCBB. See Section 7 “Effect of the Offer on the Market for the Shares; OTCBB Trading, Exchange Act Registration; Margin Regulations.”
What is the market value of my Shares as of a recent date?
     On April 19, 2006 the last sale price of the Subject Company’s Common Stock was $0.36 per share. We advise you to obtain a recent quotation for the Common Stock in deciding whether to tender your Shares. See Section 6 “Price Range of the Shares.”
What are the federal tax consequences of participating in the Offer?
     In general, your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. See Section 5 “United States Federal Income Tax Consequences.”
Whom can I talk to if I have questions about the Offer?
     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Depositary at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
(212) 509-4000, Ext. 536

     To the Holders of Common Stock of Integrity Mutual Funds, Inc.
INTRODUCTION
     Xponential, Inc., a Delaware corporation (the “Purchaser”), is hereby making an offer to purchase up to 3,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock” or “Shares”), of Integrity Mutual Funds, Inc., a North Dakota corporation (the “Subject Company”), at a purchase price of $0.40 per share, net to the seller in cash, without interest thereon (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, including the proration terms hereof (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
     Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Continental Stock Transfer & Trust Company, which is acting as the depositary (the “Depositary”). See Section 16 “Fees and Expenses.”
     The U.S. federal tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 “United States Federal Income Tax Consequences.”
     The information concerning the Subject Company contained in this Offer to Purchase has been taken from or based upon publicly available information, including information provided in reports and other documents filed by the Subject Company with the Securities and Exchange Commission (the “SEC”).
     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
THE TENDER OFFER
1. Terms of the Offer; Proration
     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $0.40 per share, net to the seller in cash, without interest thereon, for up to 3,000,000 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 “Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., Eastern Standard Time, on May 23, 2006 unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires. No subsequent offering period will be available.
     If more than 3,000,000 Shares are validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4 “Withdrawal Rights,” the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 3,000,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not properly withdrawn (the “Proration Period”). In the event proration is required because the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date exceeds the number of Shares that the Purchaser is seeking in the Offer (3,000,000), the Purchaser will prorate based on a fraction, where the numerator is the number of Shares sought in the Offer (3,000,000) and the denominator is equal to the number of Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date. This fraction will then be multiplied by the aggregate number of Shares that have been tendered and not properly withdrawn to determine the resulting number of Shares that will be accepted from each tenderor. Fractional Shares will not be accepted and will be rounded down to the nearest whole number of Shares. If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not properly withdrawn, the Purchaser anticipates announcing the final results of proration not later than six trading days after the Expiration Date (this assumes that one or more shareholders tender Shares pursuant to the guaranteed delivery procedures described under Section 3 “Procedures for Tendering Shares Guaranteed Delivery”). If no shareholder tenders Shares pursuant to the guaranteed delivery procedures, then the Purchaser anticipates announcing the final results of proration not later than three trading days after the Expiration Date. A “trading day” is any day on which the National Association of Securities Dealers Automated Quotation System, Inc. (“NASDAQ”) is open for business. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from the Depositary.

     The Purchaser may, without the consent of the Subject Company, extend the Offer by giving oral or written notice of such extension to the Depositary if:
•	at the Expiration Date, any of the conditions to the Purchaser’s obligation to purchase Shares in the Offer has not been satisfied or waived; or

•	any rule, regulation or interpretation of the SEC (or the staff thereof) or of any state governmental authority applicable to the Offer requires that the Offer be extended.
     Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer, or any delay in paying for such Shares.
     The Purchaser may, at any time and from time to time prior to the Expiration Date, waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary.
     If by 5:00 p.m., Eastern Standard Time on May 23, 2006 (or any other date then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the applicable rules and regulations of the SEC, may:
•	terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders;

•	waive any of the unsatisfied conditions of the Offer, to the extent permitted by applicable law, and subject to complying with applicable rules and regulations of the SEC and its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

•	except as set forth above, extend the Offer and, subject to the right of shareholders who have already tendered to withdraw Shares until the Expiration Date, if any, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	except as set forth above, amend the Offer.
     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4 “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to PR Newswire.
     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of Shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

     Pursuant to Rule 14d-5 under the Exchange Act and applicable North Dakota statutory and common law, requests are being made to the Subject Company to obtain the Subject Company’s record holder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. Upon compliance by the Subject Company with such requests, this Offer to Purchase and the related Letter of Transmittal will be mailed by the Subject Company or the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2. Acceptance for Payment and Payment for Shares
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 “Terms of the Offer; Proration” of this Offer to Purchase, the Purchaser will accept for payment and will pay for up to 3,000,000 Shares, validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 “Withdrawal Rights,” promptly after the Expiration Date.
     The Purchaser will not accept certain Shares in the event that (1) proration is required because the Offer is oversubscribed, (2) Shares are validly tendered but properly withdrawn by the tenderor, or (3) any condition to the Offer is not satisfied or waived. In the case of (3), the Purchaser will determine satisfaction of all conditions on or prior to the Expiration Date.
     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•	the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3 “Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 “Procedure for Tendering Shares;” and

•	any other documents required under the Letter of Transmittal.
     The per share consideration paid to any holder of any Share in the Offer will be the highest per share consideration paid to any other holder of any Share in the Offer.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, subject to proration, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefore with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.
     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including Shares not purchased because of proration, certificates representing such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3 “Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.
     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 4 “Withdrawal Rights.” See Section 13 “Certain Legal Matters.”

3. Procedure for Tendering Shares
     Valid Tender. A shareholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:
•	for Shares held as physical certificates (“Share Certificates”), the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date;

•	for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case on or prior to the Expiration Date; or the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.
     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.
     The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
     Book-Entry Transfer. The Depositary will establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into a Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
     The term “Agent’s Message” means a message, transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:
•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

•	the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.
     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.
     Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share certificates (or a timely Book-Entry Confirmation), (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.
     Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Subject Company’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Subject Company’s shareholders.
     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, in its reasonable discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding. If the Purchaser waives a condition with respect to one tender of Shares, it will waive that condition for all other tenders of Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Subject Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
     Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. shareholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Substitute Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.
4. Withdrawal Rights
     Except as provided in this Section 4, or as provided by applicable laws, tenders of Shares are irrevocable.
     Shares tendered into the Offer may be withdrawn pursuant to the procedures set forth below at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 23, 2006.
     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 “Procedure for Tendering Shares” any time on or prior to the Expiration Date.
     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Subject Company or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
     The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5. United States Federal Income Tax Consequences
     The following is a discussion of the United States federal income tax consequences to holders of Shares whose Shares are sold pursuant to the Offer. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular shareholder may differ depending on that shareholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, holders who perfect their appraisal rights, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.
     Each holder is urged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.
     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of a tendering individual shareholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.
     A shareholder (other than certain exempt shareholders including, among others, corporations) that receives cash for Shares pursuant to the Offer generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the shareholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3 “Procedure for Tendering Shares.” Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.
6. Price Range of the Shares
     The Shares are not listed on any national stock exchange or admitted for trading on any national automated quotation system. The Shares are principally quoted on the OTCBB under the symbol “IMFD.OB.”

     The following table sets forth, for each of the periods indicated, the high and low reported sales price per share based on published financial sources.

	High	Low
First Quarter 2004	$0.51	$0.34
Second Quarter 2004	$0.52	$0.44
Third Quarter 2004	$0.505	$0.35
Fourth Quarter 2004	$0.50	$0.22
First Quarter 2005	$0.46	$0.35
Second Quarter 2005	$0.42	$0.30
Third Quarter 2005	$0.39	$0.30
Fourth Quarter 2005	$0.39	$0.25
First Quarter 2006	$0.40	$0.31
     On April 19, 2006 the last reported sales price of the Shares on the OTCBB was $0.36 per Share. Shareholders are urged to obtain a current market quotation for the Shares.
7. Effect of the Offer on the Market for the Shares; OTCBB Trading; Exchange Act Registration; Margin Regulations
     Market for the Shares. The Purchaser’s purchase of Shares in the Offer will reduce the number of Shares of Common Stock that might otherwise trade publicly and may reduce the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares of Common Stock held by the public. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.
     OTC Bulletin Board. The Shares are currently quoted on the OTCBB. Under the OTCBB’s published guidelines, the Shares may continue to be eligible for quotation on the OTCBB if, among other things, the Subject Company continues to remain current in its financial reporting with the SEC and one or more market makers continue to maintain a market in the Shares. If the Offer is consummated, we would expect the number of Shares that might otherwise trade publicly to be reduced. We cannot predict whether such reduction would cause the Shares no longer to be eligible for quotation on the OTCBB. The Offer, if consummated, may also reduce the number of record holders of the Shares. We cannot predict whether such reduction in record holders would be of an amount sufficient to enable the Subject Company to suspend its reporting obligations under the Exchange Act and become a non-reporting company. Such suspension would cause the Shares to be no longer eligible for trading on the OTCBB.
     If as a result of the purchase of Shares in the Offer or otherwise, the Shares cease to be quoted on the OTCBB, the market for the Shares could be adversely affected. It is possible that the Shares would be traded in a local or regional over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of any public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares, the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, and other factors.
     Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Subject Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Subject Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholder’s meeting and the related requirement to furnish an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Subject Company and persons holding “restricted securities” of the Subject Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Based on the Subject Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 27, 2006, there were 735 holders of record of the Subject Company’s Common Stock as of February 28, 2006. We cannot predict whether a reduction in the number of holders of record as a result of the Offer would enable the Subject Company to no longer be subject to the registration requirements of the Exchange Act.
     Margin Regulations. The Shares currently do not appear to be “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which would have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares and we do not anticipate that the Offer will cause the Shares to become eligible for such designation.
8. Certain Information Concerning the Subject Company
     General. The Subject Company is a North Dakota corporation. The Subject Company is a holding company engaged, through various subsidiaries, in providing investment management, distribution, shareholder services, fund accounting, and other related administrative services to certain open-end investment companies known as “Integrity Mutual Funds,” “Integrity Managed Portfolios,” and “The Integrity Funds.” The Subject Company also sells mutual funds and insurance products through another wholly-owned subsidiary, Capital Financial Services, Inc.
     Available Information. The Subject Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Subject Company’s directors and officers, their remuneration, options granted to them, the principal holders of the Subject Company’s securities and any material interests of such persons in transactions with the Subject Company is required to be disclosed in proxy statements distributed to the Subject Company’s shareholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Subject Company that have been filed via the EDGAR System. The historical information concerning the Subject Company contained in this Offer to Purchase has been taken from or based upon public available documents and records on file with the SEC. None of the Purchaser or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Subject Company contained in such documents and records or for any failure by the Subject Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Purchaser.
9. Certain Information Concerning the Purchaser
     The Purchaser. Xponential, Inc. is a Delaware corporation. The Purchaser’s principal executive offices are located at 6400 Atlantic Boulevard, Suite 190, Norcross, Georgia 30071 and its telephone number is (678) 720-0660.
     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the executive officers, directors and control persons of the Purchaser are set forth in Schedule I hereto.
     Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase (a) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Subject Company and (b) neither the Purchaser, nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Subject Company during the past 60 days. The Purchaser beneficially owns 140,000 shares of Common Stock. These Shares represent approximately 1.033% of the 13,558,543 shares of Common Stock which the Purchaser believes are outstanding as of the date of this Offer to Purchase. In addition, Dr. J. Robert Collins, a director of Purchaser, beneficially owns 1,000 shares of Common Stock, which represents approximately 0.007%, and Dwayne A. Moyers, a director of Purchaser, beneficially owns 47,500 shares of Common Stock, which represents approximately 0.350%, of the 13,558,543 Shares of Common Stock that the Purchaser believes are outstanding as of the date of this Offer to Purchase.
     Except as described in this Offer to Purchase neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Subject Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
     Except as set forth in this Offer to Purchase, none of the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Subject Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Subject Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.
10. Source and Amount of Funds
     The Offer is not conditioned upon any financing arrangements. The Purchaser estimates that the total amount of funds required to consummate the Offer will be approximately $1,200,000 plus any related transaction fees and expenses. The Purchaser will acquire all such funds from its existing working capital and will not borrow any portion of such funds. The Purchaser does not need the consent or approval of any investor or third party to use its cash on hand to pay the purchase price in the Offer (and related costs). There are no alternative financing plans.
     Because the only consideration in the Offer is cash, the Offer is to purchase up to 3,000,000 Shares of Common Stock of the Subject Company (representing approximately 22.13% of the total class outstanding) and the Offer is not subject to a financing condition, the Purchaser believes the financial condition of the Purchaser and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.
11. Background of the Offer; Past Contacts, Negotiations and Transactions
     None of the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Subject Company or any of its executive officers, directors or affiliates that has occurred during the past two years and that would be required to be reported under the rules and regulations of the SEC applicable to the Offer. There have been no material contacts, negotiations or transactions during the past two years between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Subject Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, except for the following:
          (a) On December 8, 2005, Mr. Jeffery A. Cummer, a director and executive officer of Purchaser, made a presentation to the Subject Company’s board of directors, in which a tender offer for shares of common stock of the Subject Company by Purchaser was discussed. The presentation included a discussion of how Purchaser could increase earnings and shareholder value of the Subject Company through the expertise of Purchaser’s management. Some members of Purchaser’s management have, through an unaffiliated entity, been sub-advisers to mutual funds for which the Subject Company is the investment manager.
          (b) Purchaser sent a letter to the Subject Company’s board of directors dated February 14, 2006, discussing the prior board of directors meeting and notifying the board of directors of the Subject Company that Purchaser plans to make a tender offer to the Subject Company’s shareholders for up to 24.9% of the outstanding Common Stock.
12. Purpose of the Offer; Plans for the Subject Company; Other Matters
     The Purchaser is making the Offer for investment purposes with a view towards making a profit, and not for the purpose of obtaining control of the Subject Company. The Purchaser’s intent is to acquire Shares at a price that may allow it ultimately to realize a profit from owning the Shares acquired under the Offer. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made as to the fairness of the Offer Price. The Purchaser expects to benefit from any one or a combination of the following: future cash dividends paid to the Shares acquired under the Offer, additional Shares issued to shareholders in lieu of cash dividends, and appreciation in the market value of Shares acquired under the Offer. Except with regard to electing members of the board of directors of the Subject Company as detailed below, the Purchaser has no plans, proposals or negotiations that relate to or would result in:
          (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Subject Company or any of its subsidiaries;
          (b) any purchase, sale or transfer of a material amount of assets of the Subject Company or any of its subsidiaries;

          (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Subject Company;
          (d) any change in the present board of directors or management of the Subject Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;
          (e) any other material change in the Subject Company’s corporate structure or business, including, if the Subject Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940;
          (f) any class of equity securities of the Subject Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; or
          (g) any class of equity securities of the Subject Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.
     Following completion of the Offer, the Purchaser may, from time to time, acquire additional Shares or dispose of all or some of the Shares or may continue to hold the Shares, depending on business and market conditions, its continuing evaluation of the business and prospects of the Subject Company and other factors.
     In connection with the purchase of up to 22.13% of the Shares pursuant to the Offer, the Purchaser intends to elect two of the eight members of the board of directors of the Subject Company to help determine the direction of the Subject Company’s business and to increase shareholder value. In furtherance of these goals, the Purchaser intends to encourage the adoption of a plan by the board of directors of the Subject Company to establish and head a Fund Development and Quality Control Group and a Marketing Strategies Group. The Purchaser believes its expertise in these areas will enable the Subject Company to increase the quality and number of funds it manages and to more effectively market its services to the retail public.
13. Certain Legal Matters
     Except as described in this Section 13 “Certain Legal Matters,” based on information known by the Purchaser, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Subject Company that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Shares by the Purchaser as contemplated herein. Although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter (except as otherwise described in this Offer to Purchase), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Subject Company’s business or that certain parts of the Subject Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 “Conditions of the Offer” for certain conditions of the Offer.
     A number of states (including North Dakota, where the Subject Company is incorporated) have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.
     North Dakota, the Subject Company’s state of incorporation, has a form of anti-takeover law known as a “stakeholder law.” North Dakota Business Corporation Act § §10-19.1-50(6) provides: “In discharging the duties of the position of director, a director may, in considering the best interests of the corporation, consider the interests of the corporation’s employees, customers, suppliers, and creditors, the economy of the state and nation, community and societal considerations, and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued

independence of the corporation.” The Purchaser does not believe that the anti-takeover law of North Dakota or any other state, will by their terms apply to the Offer, except that the North Dakota stakeholder law could apply in connection with the decision by the board of directors of the Subject Company in recommending to its shareholders the acceptance or rejection of the Offer. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15 “Conditions of the Offer.”
14. Dividends and Distributions
     If, on or after April 25, 2006, the Subject Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on April 25, 2006, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under the Offer, the Purchaser may, in its discretion, make such adjustments in the purchase price and other terms of the Offer as the Purchaser deems appropriate including the number or type of securities to be purchased.
     If, on or after April 25, 2006, the Subject Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Subject Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the Purchaser’s account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the Purchaser’s account, accompanied by appropriate documentation of transfer or (b) be exercised for the Purchaser’s benefit at the Purchaser’s direction, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as the Purchaser determines in its discretion.
15. Conditions of the Offer
     Notwithstanding any other provision of the Offer, the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if, at any time on or after April 25, 2006, and before the expiration of the Offer, any of the following conditions exist: (1) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Subject Company or any of its affiliates that, in the Purchaser’s reasonable judgment, is or may be materially adverse to the Subject Company or any of its affiliates, or the Purchaser becomes aware of any facts, that in its reasonable judgment, have or may have a material adverse effect on (x) the value of the Subject Company or any of its affiliates, (y) the value of the Shares, or (z) a material contractual right of the Subject Company or any of its affiliates, including any acceleration of any material amount of indebtedness of the Subject Company or any affiliate as a result of or in connection with the Offer, (2) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Purchaser, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the Offer, or (c) limiting or restraining the Purchaser’s voting rights or other rights as a holder of Shares of the Subject Company, including by virtue of the application of any anti-takeover law, statute, rule or regulation or any other law, statute, rule or regulation having an anti-takeover effect, or any provision of the Subject Company’s charter, bylaws or other organizational document or contract to which the Subject Company is bound, (3) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the acceptance for payment of or payment for Shares, by any court, government or governmental authority or agency, domestic or foreign, or the Subject Company that, in the Purchaser’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in the preceding clauses (2)(a) through (c) above, (4) there occurs (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or

(iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, or (5) the Subject Company or any of its subsidiaries shall have, directly or indirectly: (A) split, combined or otherwise changed, or established a record date or stockholder meeting date for a proposed a split, combination or other change of, the Common Stock or its capitalization; (B) altered or authorized the alteration of any material term of the Common Stock; or (C) amended or authorized any amendment to the Subject Company’s articles of incorporation or bylaws or those of any of its subsidiaries.
     The Offer is not conditioned upon the valid tender of any minimum number of the Shares. The Purchaser expressly reserves the right, in its reasonable discretion and for any reason, to waive any or all of the conditions of the Offer on or prior to the expiration of the Offer, although the Purchaser does not presently intend to do so. The Purchaser will not have the ability to assert that a condition has not been satisfied if actions or omissions by the Purchaser or any of its affiliates are the reason for the condition not being satisfied.
16. Fees and Expenses
     Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.
     The Purchaser has retained Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.
     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.
17. Miscellaneous
     The Offer is being made to all holders of the Subject Company’s Common Stock. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
     The Purchaser has filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto.
Xponential, Inc.
April 25, 2006

SCHEDULE I
ADDITIONAL INFORMATION CONCERNING THE PURCHASER
     The names of the executive officers, directors and control persons of the Purchaser and their present principal occupations or employment and material employment history for the past five years are set forth below. Each individual is a citizen of the United States, and his business address is 6400 Atlantic Boulevard, Suite 190, Norcross, Georgia 30071.

Name	Position
Dwayne A. Moyers	Chairman of the Board, Chief Executive Officer, Vice President and Director

Robert W. Schleizer	Chief Financial Officer, Executive Vice President, Treasurer, Secretary and Director

Roger F. Hogan	Chief Operating Officer and Vice President of PawnMart

Jeffrey A. Cummer	Vice President and Director

Carroll Dawson	Director

James R. Richards	Director

J, Robert Collins	Director

John H. Wilson	Director
     Dwayne A. Moyers was appointed Chief Executive Officer in March 2004, Chairman of the Board in September 2002, Vice President in August 2002 and as a Director in March 2001. He has served as President and as a Director of Xponential Advisors, Inc. since October 2003; as Executive Vice President, Chairman of the Board and as a Director of PawnMart, Inc. since January 2003; and as President and as a Director of Xponential Real Estate Holdings, Inc. since February 2005. Mr. Moyers served as Interim President of American IronHorse Motorcycle Company, Inc., a motorcycle manufacturer located in Fort Worth, Texas (“American IronHorse”), from June 2004 to July 2004, and has served as a director of that company since March 1998 and as its chairman of the board since July 2004. Mr. Moyers served as Vice President, Secretary and Treasurer of C/M Holdings, Inc. from November 1994 until its merger with and into the Purchaser in August 2002, and served as a director of that company from May 1997 until August 2002. He has served as Vice President of Hulen Capital Partners, Inc. (formerly Cummer/Moyers Capital Partners, Inc.) since July 1994. Mr. Moyers has served as Vice President, Cummer/Moyers Division, of Sanders Morris Harris Inc. since October 2000. He also served as Vice President of Cummer/Moyers Securities, Inc. and Cummer/Moyers Capital Advisors, Inc. from September 1996 and October 1996, respectively, until October 2000. Mr. Moyers is a registered investment advisor agent through SMH Capital Advisors, Inc.
     Robert W. Schleizer was appointed Executive Vice President, Chief Financial Officer, Treasurer and as a Director in January 2001 and as Secretary in May 2001. Mr. Schleizer has served as Chief Financial Officer, Secretary, Treasurer and as a Director of Xponential Advisors, Inc. since October 2003; as Executive Vice President, Chief Financial Officer, Secretary and Treasurer and as a Director of PawnMart, Inc. since January 2003; and as Chief Financial Officer, Secretary, Treasurer and as a Director of Xponential Real Estate Holdings, Inc. since February 2005. He also served as Chief Financial Officer and Secretary of American IronHorse from January 2004 to March 2005. Mr. Schleizer is a partner with Tatum CFO Partners, LLP, a national firm of chief financial officers, and has extensive restructuring experience. He is a Certified Insolvency Recovery Adviser.
     Roger F. Hogan has served as Chief Operating Officer and Vice President of PawnMart, Inc. since January 2003. Mr. Hogan joined the Purchaser in November 1994 as a store associate, and was promoted to Store Manager in April 1995, to District Manager in August 1995 and to Regional Manager in January 2001.
     Jeffrey A. Cummer was appointed Vice President and as a Director in August 2002. Mr. Cummer served as President and a director of C/M Holdings, Inc. from November 1990 until its merger with and into the Purchaser in August 2002. He has served as President of Hulen Capital Partners, Inc. since July 1994. Mr. Cummer has served as President, Cummer/Moyers Division, of Sanders Morris Harris Inc. since October 2000. He is also president of Select Partners, Ltd., a Cayman Islands exempt corporation. He also served as President of Cummer/Moyers Securities, Inc. and Cummer/Moyers Capital Advisors, Inc. from September 1996 and October 1996, respectively, until October 2000. Mr. Cummer is a Certified Financial Planner. He is also a registered investment advisor agent through SMH Capital Advisors, Inc.

     Carroll Dawson was appointed as a Director in November 2002. Mr. Dawson has served as President of AB-CO Markets, Inc., a Blockbuster Video franchisee, since December 1992; as general partner of Dawson Properties, Ltd., which owns real estate and securities investments, since April 1996; and as a director of the Bank of Weatherford in Weatherford, Texas since June 2000.
     James R. Richards was appointed as a Director in May 2001. Mr. Richards has served as Managing Director of Texas Business Capital, Inc., a merchant banking firm, since 1999. Mr. Richards served as Managing Director of Dillon-Gage Securities, Inc., an NASD member broker/dealer from 1999 to 2001, and as an off-site financial and operations principal for several NASD member broker/dealers since 1996. He has also served as a professor of economics at Collin County Community College since September 2004. He is a former certified public accountant, and worked with Deloitte & Touche, Certified Public Accountants, for over ten years.
     Dr. J. Robert Collins was appointed to serve as a Director by the Board on July 13, 2004. Since January 2003 Dr. Collins has been a principal with Collins & Collins, LLC, a business development and private capital company. He has served as a Distinguished Lecturer in Entrepreneurship in the College of Business and Technology, Texas A&M University-Commerce since September 1998. He previously served in a variety of executive capacities with E-Systems (now Raytheon Systems Company) and its subsidiaries from June 1977 to June 1998. Dr. Collins received a BS degree in Mathematics from Lamar University, ME and Ph.D. degrees in Electrical Engineering from Texas A&M University, and an MBA in Management from the University of Dallas.
     John H. Wilson was appointed to serve as a Director by the Board on April 29, 2005. He has served as President of U.S. Equity Corporation since 1983, and has served as a director of Palm Harbor Homes, Inc. (NASDAQ: PHHM) since 1994, of Capital Southwest Corporation (NASDAQ: CSWC) since 1988, and of Encore Wire Corporation (NASDAQ: WIRE) since 1983. Mr. Wilson received a Bachelor of Business Administration degree in Economics and Finance from Baylor University and is a graduate of the Southwestern School of Banking at Southern Methodist University.
     During the past 60 days, the Purchaser effected no purchases of Shares.

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     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Subject Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the address set forth below.
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company
By Facsimile Transmission (for Eligible Institutions only): (212) 616-7610
Confirm by Telephone: (212) 509-4000, Ext. 536
By mail, hand delivery or overnight delivery:
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Depositary at the address and telephone number set forth above. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

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